Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511 • Fax 214.956.4446
	Contact:	John Feray
Senior Vice President and Chief Accounting Officer

FOR IMMEDIATE RELEASE

HAGGAR CORP. REPORTS FINANCIAL RESULTS

FOR 1ST QUARTER 2005

DALLAS, TX (February 09, 2005) — Haggar Corp. (NASDAQ-HGGR) announced results for the first quarter ended December 31, 2004.

For the first quarter of fiscal 2005, Haggar reported a net loss of $3.3 million on net sales of $100.5 million, or $0.46 loss per diluted share.  This compares to the first quarter of fiscal 2004, in which the Company reported net income of $1.2 million on net sales of $107.7 million, or $0.18 net income per diluted share.  The decrease in earnings per share is partly due to an increase in selling, general and administrative expenses resulting from a $1.7 million pre-tax charge for a wrongful termination lawsuit, or $0.15 loss per diluted share.  The decrease is offset slightly by a reversal of a prior legal reserve due to a favorable outcome resulting in $0.3 million pre-tax income, or $0.03 gain per diluted share.  Further, the decrease in earnings per share relates to the selling results of the Company’s ForeverNew™ products, as discussed below, and an incremental $2.5 million in marketing expense related to the Company’s ForeverNew™  product introduction.

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “The late Fall and Holiday 2004 selling season at retail did not meet our customers’ expectations, and our latest product innovation, ForeverNew™, which we offered at premium price points, did not perform as well as expected in the current retail environment resulting in higher customer allowances for the first quarter of fiscal 2005.”

Frank Bracken, President and Chief Operating Officer, added, “Offsetting the disappointment noted above are our Comfort Equipped™ products, which remain best sellers at retail.  In addition, we continue to enjoy a growing success with our Kenneth Cole and Claiborne product lines and continue to pursue new product innovations to lead the industry.”

John Feray, Senior Vice President and Chief Accounting Officer, noted, “The Company continues to reduce borrowings and has lowered its debt from the $5.7 million as of the end of the first quarter of fiscal 2004 to $2.1 million as of the end of the first quarter of fiscal 2005.  Strong cash flows have allowed for an additional 204,793 shares of treasury stock to be purchased during the first quarter of 2005.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on March 7, 2005, to shareholders of record as of February 9, 2005.

-more-

The Company filed a Form 8-K with the Securities and Exchange Commission today with its updated quarterly financial projections for fiscal 2005.  The Company previously announced on February 1, 2005 its net income projections for fiscal 2005 would be between $5.5 million and $7.0 million with projected sales between $447 and $463 million and earnings per diluted share of $0.81 and $1.01 for fiscal 2005.  The drop in sales and net income from earlier guidance is primarily because some of the Company’s significant customers took aggressive Holiday markdowns and reduced Spring and Fall 2005 orders on ForeverNew™ products.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, the United Kingdom, Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggarcorp.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

HAGGAR CORP.

Condensed Consolidated

Statements of Operations

	Three Months Ended December 31,
	(unaudited)
	2004	2003
	(In thousands, except per share amounts)
Net sales	$100,543	$107,735
Cost of goods sold	72,757	76,412
Reorganization costs	(321)	—
Gross profit	28,107	31,323
Selling, general and administrative expenses	(33,843)	(29,574)
Royalty income	355	254
Other income (expense)	264	371
Interest expense	(209)	(457)
Income (loss) before provision (benefit) for income taxes	(5,326)	1,917
Provision (benefit) for income taxes	(2,061)	732
Net income (loss)	(3,265)	1,185
Net income (loss) per common share – Basic and Diluted	(0.46)	0.18
Weighted average shares outstanding
–Basic	7,072	6,561
–Diluted	7,072	6,726

Condensed Consolidated

Balance Sheet

	December 31, 2004	September 30, 2004
	(unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$24,667	$30,667
Accounts receivable, net	35,148	56,132
Inventories	101,138	95,229
Deferred tax asset	11,021	11,021
Other current assets	7,968	7,392
Total current assets	179,942	200,441
Property, plant and equipment, net	44,597	44,394
Goodwill, net	9,472	9,472
Other assets	9,842	7,165
Total assets	$243,853	$261,472
Liabilities and Stockholders’ Equity
Accounts payable	$25,418	$30,621
Accrued liabilities	36,256	36,678
Accrued wages and other employee compensation	2,949	8,538
Current portion of long-term debt	100	100
Total current liabilities	64,723	75,937
Other non-current liabilities	13,120	12,760
Deferred tax liability	374	374
Long term debt	2,000	2,000
Stockholders’ equity	163,636	170,401
Total liabilities and stockholders’ equity	$243,853	$261,472